EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Itron, Inc. 2012 Employee Stock Purchase Plan of our report dated February 16, 2012 (except for Notes 1, 5, 13, and 16 as to which the date is May 24, 2012) with respect to the consolidated financial statements and financial statement schedule of Itron, Inc., included in the Current Report on Form 8-K of Itron, Inc. filed on May 24, 2012, and our report dated February 16, 2012, with respect to the effectiveness of internal control over financial reporting of Itron, Inc., included in the Annual Report (Form 10-K) of Itron, Inc. for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington May 24, 2012